Exhibit 99.1

FOR IMMEDIATE RELEASE

For SL Green Realty Corp.:
Heidi Gillette
Director, Investor Relations
(212) 216-1654

For Gramercy Capital Corp.:
Jon Clark
Chief Financial Officer
(212) 297-1000

SL Green Announces an Agreement to Acquire New York City Office
and Retail Real Estate Investments from Gramercy Capital Corp.

New York, NY – December 6, 2010 – SL Green Realty Corp. (NYSE: SLG) and Gramercy Capital Corp. (NYSE: GKK) today announced an agreement for SL Green to purchase investments from Gramercy Capital Corp. for an aggregate price of $390.8 million, including the assumption of $265.6 million in debt. The transactions, which are expected to close within the next 90 days, are subject to the satisfaction of certain conditions.

The transactions include acquisitions by SL Green of the following:

•
A 45 percent joint venture interest in the leased fee of 885 Third Avenue, New York, NY, also known as the Lipstick Building, for approximately $39.3 million, including pro rations, plus assumed mortgage debt of $120.4 million.  The transaction consolidates SL Green’s position and will bring the company’s ownership to 100 percent in the joint venture that owns fee and leasehold interests in the property. Based upon the purchase price, the implied total value of SL Green’s interest is $352.0 million.

•
A 45 percent joint venture interest in the leased fee of 2 Herald Square, New York, NY for approximately $25.6 million, including pro rations, plus assumed mortgage debt of $86.1 million.  The transaction consolidates SL Green’s position and will bring the company’s ownership to 100 percent in the leased fee. Based upon the purchase price, the implied total value is $247.5 million.

•	The entire leased fee interest in 292 Madison Avenue, New York, NY for approximately $19.2 million, including pro rations, plus assumed mortgage debt of $59.1 million.

All of the above assets are leased to third party operators.

The companies also announced:

•
A $38.7 million mezzanine loan secured by equity interests in 601 West 26th Street, New York, NY, also known as the Starrett-Lehigh Building, supplementing an existing SL Green investment in the property.

Andrew Mathias, President of SL Green, said, “These transactions conclude an important consolidation in our ownership of land and improvements representing 1.2 million square feet of prime Midtown properties, all with long–term operating leases to third parties.  As the Manhattan market continues its improvement, the depth of our capabilities and reach of our investment platform are an increasingly valuable component of our corporate strategy, which creatively invests with what we believe is unparalleled market knowledge, and with a disciplined risk adjusted return approach.”

Roger M. Cozzi, Chief Executive Officer of Gramercy, said, “These transactions enable us to monetize several non-controlling co-investment positions, produce a substantial increase in our corporate liquidity, and further deleverage Gramercy’s balance sheet.  The transactions are expected to increase our unrestricted corporate liquidity by approximately $89.9 million, and create added restricted liquidity for one of our CDOs.  We’re pleased to reach agreement on transaction terms that help Gramercy achieve its short and long-term objectives.”

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. SL Green is the only publicly held REIT that specializes in this niche. As of September 30, 2010, SL Green owned interests in 30 New York City office properties totaling approximately 22,324,460 square feet, making it New York's largest office landlord. In addition, at September 30, 2010, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 366,312 square feet, three development properties encompassing approximately 399,800 square feet and two land interests, along with ownership interests in 31 suburban assets totaling 6,804,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

About Gramercy Capital Corp.

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.   To review Gramercy’s latest news releases and other corporate documents, please visit Gramercy's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Forward-looking Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Gramercy, SL Green and their affiliates, or industry results or the benefits of the proposed transaction, to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors associated with forward-looking information in this press release relate to, among others, the satisfaction of closing conditions to the transaction and the effects of general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the companies' investments, and other factors, which are beyond the companies' control. Additional information or factors which could impact the companies and the forward-looking statements contained herein are included in each company's filings with the Securities and Exchange Commission. The companies assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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